Exhibit 3.1.5

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

MERCHANTS BANCSHARES, INC.

MERCHANTS BANCSHARES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

      1.  The Board of Directors of the Corporation, at a meeting duly called and held on February 20, 1997, voted to duly adopt the following resolution setting forth the proposed amendment to the Corporation's Certificate of Incorporation and declared the amendment to be advisable and directed that the amendment proposed be considered by the holders of the Corporation's Common Stock at the Corporation's next annual meeting.

RESOLVED, That the Corporation's Certificate of Incorporation be amended by deleting the first paragraph of Article Fourth in its entirety and substituting therefore the following:

Article Fourth, "The aggregate number of shares which the Corporation shall have authority to issue is (1) 200,000 shares, Class A Non-Voting Preferred Stock, with par value of $.0l per share; (2) 1,500,000 shares, Class B Voting Preferred Stock, with a par value of $.01 per share; and (3) 7,500,000 shares, Common Stock, with a par value of $.0l per share. No holders of stock of any class shall have any preemptive rights to acquire unissued or treasury shares of any class."

      2.  Thereafter, at the annual meeting of the stockholders duly called and held on April 29, 1997 upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the necessary number of the Corporation's issued and outstanding Common Stock were voted in favor of the amendment, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

3. The capital of the Corporation will not be reduced under or by reason of any amendment contained in this Certificate of Amendment.

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4. The aforesaid amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, Merchants Bancshares, Inc. has caused this Certificate of Amendment to be signed by Joseph L Boutin, its President, and attested by Lisa A. Razo, its Secretary, this 28th day of August, 2006.

MERCHANTS BANCSHARES, INC.

		By:	/s/ Joseph L. Boutin

President

ATTESTED BY:

By:	/s/ Lisa A. Razo

Secretary

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